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                              CERTIFICATE OF TRUST

                                       OF

                               NEW COVENANT FUNDS

                  This Certificate of Trust of New Covenant Funds (the "Trust") is filed in accordance with the provisions of the Delaware Business Trust Act (Del. Ann. Cod tit. 12, Section 3801 et seq.) and sets forth the following:

                  1.       The name of the Trust is: New Covenant Funds

                  2. The business address of the registered office of the Trust and of the registered agent of the Trust is:

                                    The Corporation Trust Company
                                    1209 Orange Street
                                    Wilmington, Delaware 19801

                  3.       This Certificate shall be effective upon filing.

                  4. The Trust is a Delaware business trust to be registered under the Investment Company Act of 1940, as amended.

                  5. Notice is hereby given that the Trust shall consist of one or more series. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally.

                  IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has duly executed this Certificate of Trust as of the 30th day of September, 1998.



                                             /s/ Nancy H. Strapp
                                             ----------------------------------
                                             Nancy H. Strapp, as Trustee and
                                             not individually